EMPLOYEE & EXPENSE SHARING

AFFILIATE AGREEMENT

This agreement (this "Agreement ") is entered into as of December 19, 2019, by and between Bank of Hope ("Bank") and Hope Bancorp, Inc., ("Affiliate") and supersedes all prior agreements, with respect to the following facts:

A. Bank and Affiliate are affiliated entities.

B. From time to time, Bank may request goods and/or services from Affiliate or may seek for the services of certain of its employee needs. Bank may also provide goods, services or employees to the Affiliate.

C. It is the intention of the parties that this Agreement be interpreted and implemented in a manner that complies with applicable Federal laws and regulations, including Sections 23A and 23B of the Federal Reserve Act and Regulation W, as well as applicable State of California banking laws, including its Financial Code.

D. The parties may incorporate the terms of this Agreement from time to time in connection with other agreements and transactions as they conduct with each other.

Bank and Affiliate agree as follows:

1. **Shared Employees**. From time to time, one party (the "Primary Employer") may make one or more of its employees available to the other party to perform services for specific projects and/or unspecified services ("Shared Employees"). The list of Shared Employees is attached hereto as Exhibit "A". The Shared Employees shall remain employees on the books of the Primary Employer at all times and will provide services to the other party only for the number of hours (or a percentage of their normal working time) as the parties agree under this Agreement.

The Primary Employer shall be solely responsible for the payment of all compensation and benefits to Shared Employee and shall maintain the Shared Employees on its payroll, provide applicable group health and life insurance and other employee benefit plans, if any, pay all premiums and other contributions for such benefit plans, pay all taxes and assessments due with respect to the Shared Employees, and comply with employer obligations with respect to the Shared Employees under applicable Federal, State and local laws and regulations (including, without limitation to, any obligations to maintain worker's' compensation, unemployment or disability insurance). The other party shall not directly pay any compensation or benefits to Shared Employees without the Primary Employer's consent.

The Primary Employer shall be entitled to receive, promptly from the other party, all information necessary for the Primary Employer to maintain the Shared Employees on its

payroll such as the number of hours worked, sick days, personal or vacation time used, and leaves of absence days.

Shared Employees shall be granted full right of access to the information of the other party that is necessary to perform the requested services to the other party under this Agreement. Shared Employees shall also be subject to the policies and procedures of the other party that are relevant to the services being provided under this Agreement.

Neither party shall make any representation or warranty to the other party regarding Shared Employees. Each party acknowledges that it has done or will do an independent review of the background and qualifications of each Shared Employee for the work it wishes the Shared Employee to perform. Subject to the terms of Section 10 below, the Primary Employer shall not assume any responsibilities for any losses incurred by the other party as a result of the actions or omissions of Shared Employees while servicing the other party.

Either party may terminate this Agreement at any time with respect to a particular Shared Employee, who is believed to have violated either party's policies or procedures, including, but not limited to, Code of Conduct, any law or regulation.

2. **Supervision of Shared Employees**. Shared Employees will be under the direct supervision of the Primary Employer for all works performed for that employer, and shall be under the direct supervision of the other party when performing work for the other party. The Primary Employer will not direct the work of a Shared Employee while the Shared Employee is working for the other party.

The Primary Employer will have the right to terminate, suspend or otherwise change its employment terms with any Shared Employee. The Primary Employer will notify the other party of any change in the employment status or compensation of any Shared Employee that might materially affect the other party's use of the Shared Employee, or its rights, responsibilities or reasonable expectations under this Agreement.

The Primary Employer is the only one authorized to make any representation regarding the employment status of the Shared Employee. Neither party shall enter into any agreement with, or make promises to, Shared Employees on behalf of the other party without its prior written consent.

The party, whom the Shared Employee perform s its work for, will be solely responsible for monitoring the activities of the Shared Employees. Neither party shall direct Shared Employees to take any action for or in the name of the other party. Shared Employees who deal with the third parties, other than the parties hereto, must clearly disclose on whose behalf they are working for. Neither party will direct Shared Employees to work for third parties without the Primary Employer's prior written consent.

Unless the Primary Employer agrees in writing, the other party shall not offer employment to a Shared Employee until one year following the termination of the Shared Employee's employment with the Primary Employer.

3. **Allocation and Payment of Fees for Shared Employees.** The Primary Employer shall be entitled to a quarterly fee ("Quarterly Fee") from the other party for the services provided by the Shared Employees to the other party.

The Quarterly Fee will be equal to the quarterly costs (base salaries x125%) multiplied by the allocated percentage of each Shared Employee's total working time that is devoted to the rendering of services to the other party under this Agreement (the "Allocation Percentage").

The parties will mutually agree on the initial Allocation Percentage for each Shared Employee and all subsequent adjustments thereto. The Allocation Percentage and the Quarterly Fee will be reviewed and adjusted annually (or more frequently, as deemed necessary) to reflect most accurately the actual time spent by Shared Employees providing services to the other party.

In the event that issues regarding the calculation of the appropriate Quarterly Fee for Shared Employees arise, which are not addressed by this section, the parties shall work in good faith to establish an appropriate methodology to resolve such issues. In doing so, the parties will be guided by the general principles reflected in Section 21 of this Agreement.

4. **Allocation and Payment of Director Fees.** Director fees shall be shared equally between the two parties hereto.

5. **Allocation of Rent Expense.** Each party agrees to reimburse the other party promptly upon request for reasonable rent expense allocated to the other party, who receives service from Shared Employee, while the Shared Employee is rendering services in accordance with this Agreement.

6. **Payment of Fees.** Bank and Affiliate agree to pay any amounts owing under this Agreement promptly upon request by the other party. Bank is authorized to charge Affiliate's account maintained at the Bank for any fees owed to Bank under this Agreement.

7. **Performance Standards**. Whenever one party performs services for the other party, its level of performance, including timeliness and accuracy, shall meet or exceed the general industry standards for such service and the level at which it provides comparable services on its own behalf. In performing services, each party shall abide by the policies and procedures agreed upon in advance by the parties.

8. **Confidentiality and Data Ownership.** Unless otherwise agreed upon in writing, neither party will convey or obtain any rights to the programs, systems, data, proprietary information and materials (including any confidential customer information or customer lists) that are utilized or provided by the other party in connection with any service under this Agreement. Each party shall take reasonable steps to protect the security and confidentiality of such information, and will use such information only for the purposes contemplated by this Agreement. Neither party will disclose such information to

employees who do not have a need to know such information for the performance of this Agreement.

This provision shall not apply to information that: (a) was known by the receiving party prior to its disclosure by the other party; (b) becomes generally available to the public other than as a result of a breach of this Agreement; or (c) becomes lawfully available on a non-confidential basis from a third party who is not under an obligation of confidence to the other party.

9. **Regulations and Examinations.** The parties hereto understand that the performance of this Agreement may be subject to approval of, and regulation and examination by federal and state regulatory agencies. Each party agrees to submit to the examination of such agencies and to furnish such reports that may by required by law. Each party shall notify the other party promptly of any governmental examination or request for information related to this Agreement, unless such notice is prohibited by law.

10. **Indemnification.** Each party will indemnify, defend and hold the other party and its directors, officers, employees and agents ("Indemnified Parties") harmless from and against all claims, actions, damages, losses, penalties, costs, attorney's fees and liabilities ("Losses") that are caused by or result from: (a) the indemnifying party's gross negligence or willful act or omission in connection with this Agreement; (b) any act or omission of the Indemnified Parties taken or omitted at the express written direction of the indemnifying party, except to the extent the Loss is due to the willful misconduct, gross negligence, or violation of law by the Indemnified Parties; or (c) the indemnifying party's violation of any law or regulation. To the extent it is not feasible to allocate the Losses according to fault, the parties may calculate indemnification for the Losses by applying the Allocation Percentage for the relevant period.

Each party acknowledges that the compensation for this Agreement was negotiated in contemplation of the foregoing indemnification and the other limitations on liability set forth in this Agreement.

11. **Notices.** Any written notice required or permitted to be given by this Agreement shall be mailed or delivered to the other party at the following address, or such other address as the party may designate in writing:

If to the Bank: ______________________

____

____

Attention: ______________

If to the Affiliate: ______________________

____

____

Attention: ____________________

12. **Independent Contractor Status.** The relationship of the Bank and Affiliate under this Agreement is that of independent contractors. Nothing in this Agreement shall be construed as constituting a partnership, joint venture or agency between the parties hereto.

13. **No Assignment or Subcontracting.** This Agreement is not assignable in whole or in part by either party without the other party's prior written consent. Any attempted assignment without such consent will be null and void.

14. **Successors.** Subject to the restrictions on assignment set forth above, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

15. **Authority.** Each party represents and warrants that it has the full right, power and authority to enter into and perform this Agreement in accordance with its terms and that the execution and delivery of this Agreement have been duly authorized by proper corporate action.

16. **Waiver.** Either party may delay enforcing its rights under this Agreement without losing them. Any waiver must be in writing and shall not be deemed a waiver of other rights or of the same right at another time.

17. **Compliance with Laws, Regulations and the Affiliate Policies.** Each party agrees that it will obtain all licenses and other governmental authorizations and approvals required for the performance of its obligations under this Agreement, and that it will perform its obligations in accordance with all applicable federal, state and local laws, rules and regulations now or hereafter in effect as well with the policies and procedures of each party.

18. **Governing Law.** To the extent this Agreement is subject to the laws of any state, it will be governed by and construed in accordance with the laws of California, without regard to its conflict of law provisions.

19. **Entire Agreement.** This Agreement constitutes the only agreement between the parties with respect to its subject matter and supersedes all prior negotiation s and understandings between the parties. Unless otherwise agreed, the terms of this Agreement will govern the service and employee sharing arrangements between the parties.

20. Arm's Length Agreement. The parties acknowledge that the terms of this Agreement are substantially the same as, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving nonaffiliated companies or, in the absence of comparable transactions, on terms and under circumstances at least as favorable to Bank that in good faith would be offered or applied to nonaffiliated companies.

21. Modification. This Agreement may not be amended or modified except in a written document signed by both parties.

22. Severability. If any provision of this Agreement is determined to be illegal, unenforceable or void, this Agreement shall be construed as if not containing that provision, and the rest of this Agreement shall remain in full force and effect.

If any provision of this Agreement or any other agreement incorporating this agreement is determined to violate Federal Reserve Act Section 23A or 238, the applicable federal regulations, or the state banking laws and regulations, the parties agree to amend the provision, nunc pro tunc, in a manner which brings it into compliance with the law.

23. Force Majeure. Neither party will be liable for a delay in performance or a failure to perform any obligation under this Agreement to the extent that the delay or failure is due to causes beyond its reasonable control, acts of God, labor disputes, governmental regulations or orders, civil disturbances, war conditions, fires, or a failure by the other party to satisfy its obligations under this Agreement.

24. No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any right or benefit on any person who is not a party to this Agreement.

25. Termination. In addition to what is noted in Section 1 above, either party may terminate this Agreement or any service provided in connection with this Agreement:

(a) upon 60 days' prior written notice to the other party (unless the parties agree to a longer or shorter period of notice);

(b) immediately upon written notice to the other party if it materially breaches this Agreement;

(c) upon written notice to the other party if the other party fails to cure any nonmaterial breach of this Agreement within 30 days of its receipt of notice of the breach;

(d) immediately upon written notice to the other party in the event the other party becomes the subject of a bankruptcy, insolvency, reorganization, dissolution, liquidation of debt, receivership, conservatorship or other similar proceeding under federal or state bankruptcy, debtors relief, securities, bank regulatory or other law; or

(e) immediately upon notice to the other party if the other party suspends its business, becomes insolvent, or transfers a substantial portion of its property or business.

If this Agreement terminates, each party will promptly deliver to the other party all data, files, records and documents maintained by it on behalf of the other party under this Agreement, and shall fully cooperate in the transfer of any servicing functions pursuant to this Agreement to the other party or its designated agent. If this Agreement is terminated for any reason other than (a), above, or the mutual agreement of the parties, the terminating party shall be reimbursed for its reasonable conversion costs (if any) by the other party. Sections 9, 10 and 11 shall survive the termination of this agreement.

BANK OF HOPE

Date: 12/19/2019

By: [signature]

Its: CFO

HOPE BANCORP, INC.
"Affiliate"

Date: 12/19/2019

By: [signature]

Its: CFO

Exhibit A: List of Shared Employees*

***The list of shared employees including non-management staff is updated periodically and maintained separately from the Agreement.**

as of 11/30/2019

Shared Employees	Job Title
Kevin Kim	Chairman / CEO
Peter Koh	EVP, Chief Credit Officer
Angie Yang	SVP, Dir of IR & Corp Comm
Dave Malone	SEVP, President & Chief Operating Officer
Shawn Kim	SVP, Reporting Manager
Joon Shin	FVP, Senior Financial Analytics Manager
Young H. Kim	SVP, Tax Manager
Alex Ko	EVP, Chief Financial Officer
Alvin Ha	SVP, Controller
Jinhee Lim	SVP, Deputy Controller
Daniel Kim	FVP & Accounting Manager
Sun Park	VP, Accounting Officer
Jiyoung Choi	VP, Accounting Officer
Daniel H. Kim	EVP, Chief Strategy & Admin Officer
Hyun Woo Nam	SVP, Head of Corporate Strategy & Development
Joonwon Suh	SVP, Corporate Strategy Manager
In Young Park	SVP, Marketing Manager
Brandon Y. Lee	SVP, General Service Manager
Young K Lee	EVP, Chief HR Officer
Jenna Ju	SVP, Sr. HR Manager
Charles Lee	VP, Talent Acquisition Manager
Lisa Pai	EVP, General Counsel
Claire Hur	SVP, Asst General Counsel
Grace Kim	AVP, Sr Paralegal
Jon Kim	FVP, Strategic Finance Manager
Bob Winata	SVP, Treasurer
Jun Kim	FVP, Treasury Operations Manager
Tom Stenger	EVP, Chief Risk Officer

Kathy Park	SVP, Enterprise Risk Governance Officer
Susanna Tjandra	SVP, Audit Manager
Maria Melba Rosal	SVP, Audit Director
Lina Magano	FVP, Audit Manager
Veenu Sawhney	FVP, Audit Manager
Edgar Borje	FVP, Internal Audit Supervisor
Jessica Lee	VP, Senior Internal Auditor
Eric Lee	VP, Senior Internal Auditor
Jaclyn Chng	VP, Senior Internal Auditor
Anil Gunaratne	VP, Audit Supervisor PPG
Samuel Mori	VP, Audit Supervisor
Eddie Bae	AVP, Internal Auditor
Philip Lay	AVP, Internal Auditor
Kyu Kim	SEVP, Eastern Regional President
Kenneth Logan	EVP, Head of Residential Finance
David Song	EVP, Credit Administration (CA)
David W. Kim	EVP, Midwest Regional President
Jason Kim	EVP, Chief Comm'l Banking Ofcr
Hung Van	EVP, Chief Information Officer
Young Cho	SVP, Chief Model Analytics Manager